Exhibit 99.1

Wrap Technologies Receives Nasdaq Notification of Non-Compliance with Listing Rule 5250(c)(1)

MIAMI, April 19, 2024 (GLOBE NEWSWIRE) -- Wrap Technologies, Inc. (Nasdaq: WRAP) (“Wrap” or the “Company”), the makers of BolaWrap and the innovative public safety solutions platform powered by artificial intelligence (“AI”), virtual reality and data, today reports that it has received a letter from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with the requirements of Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Form 10‑K”), with the Securities and Exchange Commission (“SEC”).

This notification has no immediate effect on the listing of the Company’s common stock on the Nasdaq. However, if the Company fails to timely regain compliance with this Nasdaq Listing Rule, the Company’s common stock will be subject to delisting from Nasdaq.

Under the Nasdaq rules, the Company has 60 calendar days to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company until October 14, 2024 to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

About Wrap

Wrap Technologies, Inc. (Nasdaq: WRAP) is a leading global provider of advanced public safety solutions, integrating ultramodern technology, cutting-edge tools, and comprehensive services to address the complex, modern day challenges facing public safety organizations around the world. Guided by a no-harm principle, Wrap is dedicated to developing groundbreaking solutions that empower public safety agencies to safeguard the communities they serve in a manner that fosters stronger relationships. Driving safer outcomes, empowering public safety and communities to move forward together.

Wrap's BolaWrap® solution encompasses an innovative and patented hand-held remote restraint device, strategically engineered with Wrap’s no-harm guiding principle to proactively deter escalation by deploying a Kevlar® tether that safely restrains individuals from a distance. Combined with BolaWrap® training, certified by the esteemed International Association of Directors of Law Enforcement Standards and Training (IADLEST), Wrap enables officers from over 900 agencies across the US and 60 countries around the world, with the expertise to effectively use BolaWrap® as an early intervention measure, mitigating potential risks and injuries, averting tragic outcomes. Saving lives with each wrap.

Wrap Reality™, the Company’s advanced virtual reality training system, is a fully immersive training simulator and comprehensive public safety training platform equips first responders with the discipline and practice to prevent escalation, de-escalate conflicts, and apply appropriate tactical use-of-force measures to better perform in the field. By offering a growing range of real-life scenarios, Wrap Reality™ addresses the dynamic nature of modern law enforcement situations for positive public safety outcomes. Building safer communities one decision at a time.

Wrap’s Intrensic solution is a comprehensive, secure and efficient body worn camera and evidence collection and management solution designed with innovative technology to quickly capture, safely handle, securely store, and seamlessly track evidence, all while maintaining full transparency throughout the process. With meticulous consolidation and professional management of evidence, confidence in law enforcement and the justice system soars, fostering trust and reliability in court outcomes. Intrensic’s efficient system streamlines the entire process seamlessly, empowering all public safety providers to focus on what matters. Expediting justice with integrity.

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Trademark Information

Wrap, the Wrap logo, BolaWrap®, Wrap Reality™ and Wrap Training Academy are trademarks of Wrap Technologies, Inc., some of which are registered in the U.S. and abroad.  All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “anticipate,” “should”, “believe”, “target”, “project”, “goals”, “estimate”, “potential”, “predict”, “may”, “will”, “could”, “intend”, and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to retain its listing on the Nasdaq Capital Market; the Company’s ability to successful implement training programs for the use of its products; the Company’s ability to manufacture and produce product for its customers; the Company’s ability to develop sales for its products; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company’s product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the impact resulting from geopolitical conflicts and any resulting sanctions; the ability to obtain export licenses for counties outside of the United States; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Wrap’s headquarters are in Tempe, Arizona.

For more information, please visit wrap.com.

Investor Relations Contact:

800.583.2652
ir@wrap.com

Media Relations Contact:

Stephen Estes
stephen@outlierpartners.com